Exhibit 8.1

Significant Subsidiaries and Variable Interest Entity of HUYA Inc.

Significant Subsidiaries	Jurisdiction of Incorporation
Tiger Information Technology Inc.	Cayman Islands
Tiger Jungle Inc.	Cayman Islands
SMART SKYLINE INC.	Cayman Islands
Syspace International Limited	Cayman Islands
HUYA PTE. LTD.	Singapore
ELECYBER INTERNATIONAL PET. LTD.	Singapore
Huya Limited	Hong Kong
Guangzhou Huya Technology Co., Ltd.	PRC
Hainan Huya Entertainment Information Technology Co., Ltd.	PRC

Variable Interest Entity
Guangzhou Huya Information Technology Co., Ltd.	PRC